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                                                                    EXHIBIT 99.1


                         [KCS Energy, Inc. Letterhead]


                                 April 1, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir:

         The consolidated financial statements of KCS Energy, Inc. and subsidiaries as of December 31, 2001 and for the year then ended have been audited by Arthur Andersen LLP ("Andersen").

         Andersen has represented to KCS Energy, Inc. that the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

                                          Very truly yours,

                                          KCS Energy, Inc.


                                          By: /s/ FREDERICK DWYER
                                          Frederick Dwyer
                                          Vice President, Controller
                                          and Secretary